Exhibit 5.4

[Letterhead of Arthur Cox]

30 May 2012

PRIVATE AND CONFIDENTIAL

To:	Covidien plc

20 Lower Hatch Street

Dublin 2

Ireland

(the “Company”)

Dear Sirs,

1.	Basis of opinion

1.1	We act as solicitors in Ireland for the Company. This opinion is furnished to you in connection with (a) the issuance and sale of (i) US$600 million aggregate principal amount of 1.35% Senior Notes due 2015, and (ii) US$650 million aggregate principal amount of 3.20% Senior Notes due 2022 (collectively, the “Notes”) by Covidien International Finance S.A., a Luxembourg company (the “Issuer”) and (b) the issuance of guarantees (the “Guarantees”) of the Notes by each of the Company (the “Company Guarantee”) and Covidien Ltd., a Bermuda company (“Covidien Ltd.” and together with the Company, the “Guarantors”). The Notes and Guarantees were registered pursuant to a filing by the Issuer, the Company and Covidien Ltd. with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (US), as amended (the “Securities Act”) of a Registration Statement on Form S-3 (the “Registration Statement”) and the preliminary prospectus supplement dated 22 May 2012 (the “Preliminary Prospectus Supplement”) and the prospectus supplement dated 22 May 2012 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), each with respect to the offering of the Notes and the Guarantees, and each of which is supplemental to a Prospectus dated 21 June 2010 with respect to the registration of an unlimited amount of unsecured debt securities of the Issuer and the guarantees of such debt securities by the Guarantors.

1.2	The Notes and Guarantees are being issued under an Indenture dated as of 22 October 2007 (as amended and supplemented prior to the date hereof) by and among the Issuer, Covidien Ltd., the Company and Deutsche Bank Trust Company Americas, as trustee (the “Base Indenture”) as supplemented by a Seventh Supplemental Indenture dated as of the date hereof (the “Seventh Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

1.3	This opinion is solely for the benefit of the addressees of this opinion and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purposes without our prior written consent provided that, it may be disclosed to regulatory authorities to whom disclosure may be required by applicable laws or regulations and your legal adviser(s) and your successors and permitted assignees. Notwithstanding the foregoing, we hereby consent to the reliance by Gibson, Dunn & Crutcher LLP on this opinion in rendering its “Exhibit 5” opinion in connection with the issuance of the Notes and Guarantees. In addition, we hereby consent to your filing this opinion as an exhibit to the Form 8-K to be filed by the Company with the Commission in connection with the issuance of the Notes and the Guarantees. Further, we consent to the reference to our firm in the Prospectus Supplement under the caption “Validity of Notes”. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

1.4	This opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on European Community law as it affects any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Sixth Supplemental Indenture or the Company Guarantee (together, the “Documents”) or the transactions contemplated thereby.

1.5	This opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the Documents and the searches listed at paragraph 1.7 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the relevant transaction other than the Documents.

1.6	For the purpose of giving this opinion, we have examined scanned copies sent to us by email in pdf or other electronic format of the Documents. We have also examined the documents referred to in Schedule 1 hereto.

All words and phrases defined in the Documents and not defined herein shall have the same meanings herein as are respectively assigned to them in the Documents. References in this opinion to the “1963 Act” means the Companies Act 1963 of Ireland as amended and references to the “1990 Act” means the Companies Act 1990 of Ireland as amended.

1.7	For the purpose of giving this opinion, we have caused to be made the following legal searches against the Company on 30 May 2012:

(a)	on the files of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(a)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search;

(b)	in the Central Office of the High Court of Dublin for any proceedings and petitions filed in the last two years; and

(c)	on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland, which is maintained by the Registrar of Companies, against the names of the current directors of the Company as identified in the search results referred to at sub-paragraph (a) above.

1.8	This opinion is governed by and to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This opinion speaks only as of its date. We assume no obligation to update this opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this opinion.

1.9	No opinion is expressed as to the taxation consequences of the Documents or the transactions contemplated thereby.

2.	Opinion

Subject to the assumptions and qualifications set out in this opinion, we are of the opinion that:

Capacity, Authority and Status

2.1	The Company is a public limited company and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Company has the necessary corporate power and authority, under its memorandum and articles of association, to enter into, execute and deliver the Documents and to perform its obligations thereunder in accordance with the terms of the Documents.

2.3	The entry into, execution and delivery of the Documents by the Company and the performance of its obligations thereunder does not contravene:

(i)	any law of Ireland applicable to the Company; or

(ii)	the memorandum and articles of the Company.

2.4	All necessary corporate action required on the part of the Company to authorise the entering into, execution and delivery of the Documents and the performance by the Company of its obligations thereunder has been duly taken.

2.5	The Documents have been duly executed by the Company.

2.6	The Documents are in the proper form for enforcement before the Irish Courts.

3.	Assumptions

For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	the completeness and authenticity of all documents submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, and the genuineness of all signatories, stamps and seals thereon;

3.2	that, where incomplete versions of the Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this opinion, the originals of the Documents correspond in all respects with the last drafts of the complete Documents submitted to us;

3.3	that the Documents have been delivered by the parties thereto and are not subject to any escrow arrangements and the terms thereof will be observed and performed by the parties thereto;

3.4	that the copies produced to us of minutes of meetings and/or of resolutions of directors or shareholders correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and that those identified as present at any such meetings were present at such meetings and were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof;

3.5	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers;

3.6	that any signatures on the Documents are the signatures of the persons who they purport to be;

3.7	that the copy of the memorandum and articles of association of the Company produced to us is correct and up to date and that the business carried out by the Company is within the principal objects clause of its memorandum of association;

Accuracy of searches and warranties

3.8	that, no person who has been appointed or acts in any way, whether directly or indirectly as a director or secretary of, or who has been concerned in or taken part in the promotion of, the Company has been the subject of a declaration under Section 150 of the Companies Act, 1990 as amended by Section 41 of the Company Law Enforcement Act, 2001 (Disqualification and Restriction: Directors and other Officers). In this regard, we refer to the searches described in sub-paragraph (d) of paragraph 1.7 (which indicate that this assumption is correct, but see also paragraph 3.9 below);

3.9	the truth, completeness and accuracy of the information disclosed in the searches referred to in paragraph 1.7 above and that such information has not since the time of such search or enquiry been altered. In this connection, it should be noted that searches at the Company Registration Office, Dublin do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company;

3.10	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents and the Closing Certificate (as defined in Schedule 1) at the time they were made and at all times thereafter;

Commercial Benefit

3.11	that none of the parties was mistaken in entering into the Documents as to any relevant fact, that the Documents do not constitute deeds and that there was consideration for the entering into of the Documents and that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit, in respect of which we refer you to the Closing Certificate and the board resolutions attached thereto;

No other information and compliance

3.12	that the Documents are the only documents relating to the subject matter of the relevant transaction (for the purposes of this opinion) and that there are no agreements or arrangements of any sort in existence between the parties to the Documents which in any way amend or vary the terms of the Documents or in any way bear upon or are inconsistent with the opinions stated herein;

Authority, Capacity, Execution and Enforceability

3.13	that the parties (other than the Company) and their respective signatories have the appropriate power and authority to execute the Documents, to perform their respective obligations thereunder and to render the Documents and all obligations thereunder legal, valid, binding and enforceable on them;

3.14	the execution, delivery and performance of the Documents (i) does and will not contravene the laws of any jurisdiction outside Ireland; (ii) does not and will not result in any breach of any agreement, instrument and obligation to which any party thereto is a party and (iii) will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

3.15	all relevant authorisations, approvals, consents and licences required in any jurisdiction and all formalities and requirements of the laws of any relevant jurisdiction and of any regulatory authority therein applicable to the execution, performance, delivery, enforceability and admissibility in evidence of the Documents (i) have, in any jurisdiction other than Ireland, been made, done or obtained, as the case may be and (ii) have been and will be duly complied with (and in each case (where applicable) (a) they are in full force and effect and (b) were made, done, obtained or complied with within any applicable time period);

3.16	that the Documents which are governed by the laws of the State of New York are in the proper form under such law and that the Documents constitute legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms under the laws of the State of New York;

3.17	that the full and final versions of the Documents were presented to the Company for execution;

Solvency and Insolvency

3.18	that (i) the Company was able to pay its debts within the meaning of Section 214 of the 1963 Act and Section 2 of the Company (Amendment) Act 1990 immediately after the execution and delivery of the Documents; (ii) the Company will not as a consequence of doing any act or thing which the Documents contemplate, permit or require the relevant party to do, be unable to pay its debts within the meaning of such Sections; (iii) no receiver or examiner or other similar officer has been appointed in relation to any of the assets or undertakings of the Company; and (iv) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company;

3.19	that, upon the opening of any insolvency proceedings pursuant to Council Regulation (EC) No. 1346/2000 (the “EU Insolvency Regulation”), the Company will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Ireland being the jurisdiction in which the Company has its registered office and will not have an “establishment” (being any place of operations where a company carried out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of the EU Insolvency Regulation) outside Ireland. In this regard we refer you to our qualification at paragraph 4.17;

Financial Assistance and Connected Transactions

3.20	the Company is not, by entering into the Documents or performing its obligations thereunder, providing financial assistance in connection with a purchase or subscription of its shares which would be prohibited by Section 60;

3.21	that none of the transactions contemplated by the Documents are prohibited by virtue of Section 31 of the 1990 Act, which prohibits certain transactions between companies and their directors or persons connected with their directors;

Governing law and jurisdiction

3.22	that under all applicable laws (other than those of Ireland) the choice of the law of the State of New York as the governing law of the Documents is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland) and any submission in the Documents to the jurisdiction of any New York State or United States Federal court sitting in the City of New York will be valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland); and

3.23	that the choice of governing law of the Documents was freely made by the parties thereto for bona fide reasons and not to evade the requirement of the law of any other jurisdiction.

4.	Qualifications

The opinions set out herein are subject to the following reservations:

Enforcement and Binding Effect

4.1	The description of obligations in this opinion as “enforceable” refers to the legal character of the obligations assumed by the relevant party under the relevant instrument. It implies no more than the obligations are of a character which the laws of Ireland recognize and will in certain circumstances enforce. In particular, it does not mean or imply that the relevant instrument will be enforced in all circumstances in accordance with its terms or by or against third parties or that any particular remedy will be available. In particular (without limiting the foregoing):

(a)	the binding effect and enforceability of the obligations of the Company under the Documents may be limited by liquidation, insolvency, bankruptcy, receivership, court protection, examinership, moratoria, reorganisation, reconstruction, company voluntary arrangements, fraud of creditors, fraudulent preference of creditors or similar laws whether in Ireland or elsewhere affecting creditors’ rights generally;

(b)	the binding effect and enforceability of the obligations of the Company under the Documents may also be limited as a result of the provisions of the laws of Ireland applicable to contracts held to have become frustrated by events happening after their execution, and any breach of the terms of any document by the party seeking to enforce such document;

(c)	enforcement may be limited by general principles of equity. In particular, equitable remedies are not available where damages are considered to be an adequate remedy; the remedy of specific performance is discretionary and will not normally be ordered in respect of a monetary obligation; and injunctions are granted only on a discretionary basis and accordingly we express no opinion on such matters;

(d)	claims may become barred under the Statute of Limitations 1957 and other statutes of limitation all liens, rights of reunion, defences, rights of set-off or counterclaim;

(e)	enforcement will be subject to, netting, claims and attachment and any other rights of another party to a contract; and

(f)	enforcement may be limited by reason of fraud.

4.2	Where any obligations of any person are to be performed in jurisdictions outside Ireland, such obligations may not be enforceable under Irish law to the extent that performance thereof would be illegal under the laws of any such jurisdiction or contrary to public policy under the laws of any such jurisdiction and an Irish court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

4.3	Where a judgment creditor seeks to enforce his judgment, he can only do so in accordance with the applicable rules of Irish courts. The making of an execution order against particular assets, such as a charging order over land or a beneficial interest therein or most types of investment or a third party debt order over a bank account or certain other debts, is a matter for the court’s discretion.

General Matters

4.4	A determination or a certificate as to any matter provided for in the Documents may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

4.5	Where a party to the Documents is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

4.6	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.7	We express no opinion as to the effectiveness of any severability clause in the Documents. The question of whether or not any invalid provision may be severed from other provisions would be determined by an Irish court at its discretion.

4.8	The effectiveness of any provisions in the Documents excusing a party from a liability or duty otherwise owed are limited by Irish law, particularly in relation to “fundamental breaches” of the contract.

4.9	We express no opinion as to any obligation which the Documents may purport to establish in favour of any person who is not a party to the Documents.

4.10	To the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

4.11	We express no opinion as to the effectiveness of any currency indemnity clause in the Documents.

4.12	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners 2008 EWHC 2721. Although this decision is not binding on the Irish courts, it would be considered as persuasive authority. This case appears to indicate that a previously executed signature page from one document may not be transferred to another document, even where the document in question is simply an updated version of the same document. Our opinion is qualified by reference to the above referenced decision.

Penalties

4.13	Any clauses in the Documents providing for an increased rate of interest payable upon default or late payment may not be binding on the Company if construed by an Irish court as a penalty and therefore invalid. Interest on interest may not be recoverable and any increased rate of default interest may be treated as a penalty and therefore invalid.

Foreign currencies

4.14	A court in Ireland may order the payment of money in a currency other than euro if the creditor is entitled to such other currency under the terms of a relevant agreement. While the rule of law that, when a debtor is wound up after a sum expressed in a foreign currency has become due, such sum should be converted into euro at the rate of exchange prevailing on the date it became due has not been varied by a decision of the Irish courts, it is likely that in the event of the winding up of the Company, amounts claimed in a foreign currency would (to the extend properly payable in the winding-up) be paid, if not in a foreign currency, in the euro equivalent of the amount due in the foreign currency, converted at the rate of exchange on the date of the commencement of such winding-up.

Judgements

4.15	There is a possibility that an Irish court would hold that a judgement on any Document, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgement might not be held to do so.

Subordination and set-off

4.16	Provisions in any Document conferring a right of set-off, a right to net off payments, a right of counterclaim or similar right or remedy would not be effective against a liquidator if the indebtedness in respect of which such rights are exercised has not crystallised (by the indebtedness becoming actual) prior to liquidation and the exercise of such rights against a company in liquidation is subject to:-

(a)	the statutory requirement as to the pari passu treatment of creditors (case law in this jurisdiction has held that the relevant statutory provision did not interfere with a bank’s right of set-off where the right became exercisable prior to the company’s winding up);

(b)	the statutory prohibition as to the divestment of assets after the appointment of an official liquidator; and

(c)	the statutory prohibition as to the improper transfer of assets;

Such rights would also not be available if the person granting such rights has purported to assign or transfer its rights or title or interest in the debt owing to it.

Insolvency Regulation

4.17	Pursuant to the EU Insolvency Regulation, main insolvency proceedings (as set out in Annex A to the EU Insolvency Regulation) may only be opened in the territory where the debtor has its centre of main interests (which we have assumed to be in Ireland in respect of the Company). The courts of any other Member State (other than Denmark) may open “territorial insolvency proceedings”, (or, after the opening of main insolvency proceedings, secondary insolvency proceedings) in the event that such debtor possesses an establishment in such Member State. The place of a company’s centre of main interests and whether it has an establishment outside Ireland, is a matter of fact and we express no opinion on this. To the extent that the Company has its centre of main interests or an establishment outside Ireland, it is possible that main insolvency proceedings, territorial insolvency proceedings or secondary insolvency proceedings may be commenced in a Member State other than Ireland and be subject to the jurisdiction of the courts of such Member State.

Due Diligence and Searches

4.18	We have conducted no due diligence of the Company or any of its affiliates or any other person, other than the searches listed in paragraph 1.7, and we have not conducted any other searches whatsoever. We have not concluded any due diligence on the status of any person other than the Company, and in particular have not considered any due diligence on the addressees of this opinion or enquired or investigated as to whether they have obtained their appropriate licenses or approvals.

Sanctions

4.19	If a party to any of the Documents or to any transfer of, or payment in respect of, any of the Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or Irish sanctions or sanctions under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under such Document or in respect of the relevant transfer or payment may be unenforceable or void.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

Schedule 1

Closing Documents

1.	The Notes

2.	The Registration Statement

3.	The Prospectus and Prospectus Supplement

4.	Closing Certificate of the Secretary of the Company dated 30 May 2012 (the “Corporate Certificate”) with copies of:

(a)	the Company’s Certificate of Incorporation;

(b)	the Company’s Memorandum and Articles of Association; and

(c)	resolutions of the board of directors of the Company dated 15 May 2012.